Exhibit 4.6

THIS DEBENTURE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO RED GIANT ENTERTAINMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                        12% SECURED CONVERTIBLE DEBENTURE

     FOR VALUE RECEIVED, RED GIANT ENTRTAINMENT, INC., a Nevada corporation (the "BORROWER"), promises to pay to WHC CAPITAL, LLC (the "HOLDER") or its registered assigns or successors in interest, the sum of One Hundred and Sixty Six Thousand Dollars ($166,000.00), together with any accrued and unpaid interest hereon, on August 01, 2014 (the "MATURITY DATE") if not sooner paid.

     Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Purchase Agreement dated as of August 01, 2013, between Borrower and the Holder (as amended, modified or supplemented from time to time, the "PURCHASE AGREEMENT").

The following terms shall apply to this Debenture:

                                    ARTICLE I
                             INTEREST & AMORTIZATION

     1.1. Contract Rate. Beginning on the issuance date of this Note, the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to Twelve percent (12%), payable on the Maturity Date. Interest shall be computed on the basis of a 360-day year of twelve (12) thirty-day months, shall compound monthly and shall accrue commencing on the date of issuance.

     1.2. Payments. Payment of the aggregate principal amount outstanding under this Debenture (the "PRINCIPAL AMOUNT"), together with all accrued interest thereon shall be made on the Maturity Date. This note may not be prepaid without the consent of the Holder.

                                   ARTICLE II
                              CONVERSION REPAYMENT

     2.1. Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default and to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the "CONVERSION SHARES." The "CONVERSION PRICE" shall be equal to sixty percent (60%) of the lowest intra-day prices during the ten (10) trading days prior to date of such conversion, subject to
Section 4.3 of this Debenture.

     2.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Debenture an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 9.99% of the outstanding shares of Common Stock of Borrower, provided, however, that upon the Holder providing the Borrower with sixty-one (61) days' advance notice that the Holder would like to waive this Section 3.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 2.2 will be of no force or effect with regard to all or a portion of the Note referenced in the 9.99% Waiver Notice. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.

     2.3. Mechanics of Holder's Conversion. Subject to Section 2.2, this Debenture will be converted by the Holder in part from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time). On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion and within three business days after receipt by Borrower of the Notice of Conversion (the "DELIVERY DATE"), Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

     2.4. Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article II upon conversion of the Debenture, in the amount equal to 15% of the dollar amount of the Conversion Notice per business day after the Delivery Date. The Borrower shall pay any payments incurred under this Section by addition of such dollar amount to this Debenture upon demand.

     2.5. Conversion Mechanics.

     (a) The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

     (b) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

     A. Reclassification, etc. If Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Debenture, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Holder.

     2.6. Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Debenture. The Borrower is required at all times to have authorized and reserved such number of shares that is actually issuable upon full conversion of the Debenture (based on the Conversion Price in effect from time to time) (the "RESERVED AMOUNT"). The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Debenture shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Debenture. The Borrower agrees that its issuance of this Debenture shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Debenture.

     If, at any time Holder submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this
Article II (a "CONVERSION DEFAULT"), subject to Section 2.2, the Borrower shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Debenture which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Borrower to permit such conversion. In addition, the Borrower shall pay to the Holder 1% of the dollar amount of the inconvertible amount of the Debenture (a "CONVERSION DEFAULT PAYMENT") per business day by addition of such dollar amount to this Debenture to the date (the "AUTHORIZATION DATE") that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding Principal Amount of this Debenture. The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Borrower shall send notice to the Holder of the authorization of additional shares of Common Stock and the Authorization Date along with the Holder's Conversion Default Payments in immediately available funds.

     Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Borrower's failure to maintain a sufficient number of authorized shares of Common Stock, and Holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

     2.7. Favored Nations Provision. With the exception of the shares the Company is obligated to issue to previous investors prior to this offering and except for an "Excepted Issuance"), for as long as the Debenture is outstanding, the Conversion Price of the Debenture shall be subject to adjustment for issuances of Common Stock or securities convertible into common stock or exercisable for shares of common stock at a purchase price of less than the then-effective Conversion Price, on any unconverted amounts, such that the then applicable Conversion Price shall be adjusted using full-ratchet anti-dilution on such new issuances subject, to customary carve outs, including restricted shares granted to officers, directors and consultants pursuant to a shareholder approved stock incentive/option plan.

     2.8. Issuance of New Debenture. Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Debenture and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Debenture.

                                   ARTICLE III
                                EVENTS OF DEFAULT

     The occurrence of any of the following events set forth in Sections 3.1 through 3.9, inclusive, shall be an "EVENT OF DEFAULT":

     3.1. Failure to Pay Principal, Interest or Other Fees. Borrower fails to pay principal, interest or other fees hereon and such failure shall continue for a period of five (5) days following the date upon which any such payment was due.

     3.2. Breach of Covenant. Borrower breaches any covenant or other term or condition of this Debenture in any material respect and such breach, if subject to cure, continues for a period of five (5) days after the occurrence thereof.

     3.3. Breach of Representations and Warranties. Any representation or warranty of Borrower made herein or the Purchase Agreement shall be false or misleading in any material respect.

     3.4. Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive trading days or five (5) trading days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "Principal Market" for the Common Stock shall include the OTC Markets, and OTC Bulletin Board (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

     3.5. Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

     3.6. Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $500,000 in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

     3.7. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

     3.8. Default Under Other Agreements. The occurrence of an Event of Default under and as defined in the Purchase Agreement or any event of default (or similar term) under any other agreement evidencing indebtedness of at least $500,000.

     3.9. Failure to Deliver Common Stock or Replacement Debenture. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Debenture and the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within five (5) days. If Borrower is required to issue a replacement Debenture to Holder and Borrower shall fail to deliver such replacement Debenture within seven (7) Business Days.

     3.10 Failure to Have a Registration Statement Declared Effective. Borrower s failure to have a registration statement covering the shares underlying this Debenture declared effective by the Securities and Exchange Commission within 130 days from the date on this Debenture ("Registration Default").

                           DEFAULT RELATED PROVISIONS

     3.10. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Debenture shall automatically be instated at a rate of 22% per annum, effective as of the date of Issuance of this Debenture, which interest shall be payable in cash or Common Stock, at the option of the Borrower.

     3.11. Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full. For the avoidance of doubt, the conversion privileges shall cease or shall be reduced by the proceeds actually realized upon the foreclosure of the Pledged Shares pursuant to the Pledge Agreement.

     3.12 Registration Default. Upon a Registration Default, and at the option of the Holder, the principal balance on this Debenture shall increase to 140% of the outstanding principal.

     3.13 Cumulative Remedies. The remedies under this Debenture shall be cumulative.

                                  MISCELLANEOUS

     3.12. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     3.13. Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Purchase Agreement.

     3.14. Amendment Provision. The term "DEBENTURE" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

     3.15. Assignability. This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Holder without the prior written consent of the Borrower, which consent may not be unreasonably withheld.

     3.16. Cost of Collection. If default is made in the payment of this Debenture, each Borrower shall jointly and severally pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

     3.17. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. HOLDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Debenture or any of the transactions contemplated herein will be finally settled by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator's fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

     3.18. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrowers to the Holder and thus refunded to the Borrowers

     3.19. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this 12% Secured Convertible Debenture to be signed in its name effective as of this 1st day of August 2013.

                                     RED GIANT ENTERTAINMENT, INC.

                                     By: /s/ Benny R. Powell
                                        -----------------------------------
                                     Name:  Benny R. Powell
                                     Title: CEO

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Debenture into Common Stock)

[Name and Address of Holder]

The undersigned hereby converts $_________ of the principal due on August __, 2014 under the Convertible Debenture issued by Red Giant Entertainment, Inc. ("Borrower") dated as of August __, 2013 by delivery of shares of Common Stock of Borrower on and subject to the conditions set forth in Article II of such Debenture.

1.       Date of Conversion             _______________________

2.       Shares To Be Delivered:        _______________________


                                 By:_______________________________
                                 Name:_____________________________
                                 Title:____________________________